Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Nos. 333-197955, 333-202355 and 333-210179 on Form S-8 and Registration Statement Nos. 333-203499 and 333-214803 on Form S-3 of our report dated February 28, 2017, relating to the consolidated and combined financial statements and financial statement schedule of Moelis & Company and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 28, 2017